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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE:                           Contact:  Richard N. Hargraves
March 14, 1996                                                   (314) 342-0652

LACLEDE GAS COMPANY RENEWS ITS SHAREHOLDER RIGHTS PLAN

ST. LOUIS, MO -- The Board of Directors of Laclede Gas Company (NYSE: LG) today approved the continued use of a Shareholder Rights Plan. The new Plan is similar to one first adopted by the Company in 1986.

         A Shareholder Rights Plan protects shareholders against certain abusive takeover tactics that could deprive shareholders of the full and fair value of their investment, said Robert C. Jaudes, Laclede's Chairman, President and Chief Executive Officer. "The Plan is designed to safeguard the interest of our shareholders while not preventing a fully valued bid for the Company. Experience has shown that companies with rights plans have been able to get higher value for their shareholders in such transactions," Jaudes said. He also noted that the Company is not aware of any effort to acquire control of Laclede.

         The Rights will be exercisable only if a person or group acquires, or announces a tender offer for, 20% or more of Laclede Gas Company's common stock. The Rights will initially entitle the holder to purchase one share of common stock at an exercise price of $60. Under certain circumstances, holders of the Rights can purchase Laclede stock at one-half of the then market price. The Rights can thus cause substantial dilution to an acquiring party.

         At the same time, the Rights would not interfere with a transaction that is in the best interests of the Company and its shareholders, since the Company's Board will be able to redeem the Rights for $0.01 per Right.

         Like the original 1986 Plan, the new Plan is subject to approval by the Missouri Public Service Commission. Assuming timely Commission approval, the new Plan will become effective on May 1, 1996, to shareholders of record on that date. The new Plan would extend through May 1, 2006. The new Shareholders Rights Plan will be fully explained to Laclede's shareholders by letter following its approval by the Public Service Commission.